EXHIBIT 10.27
EXECUTION COPY
Agreement No. A6285
EXCLUSIVE LICENSE AGREEMENT
By and between
University of Florida Research Foundation
and
MAKO Surgical Corp.

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

This EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is made effective the 15th day of August, 2007, (the “Effective Date”) by and between the University of Florida Research Foundation, Inc. (hereinafter called “UFRF”), a nonstock, nonprofit Florida corporation, and MAKO Surgical Corp. (hereinafter called “Licensee”), a corporation organized and existing under the laws of Delaware;
WHEREAS, UFRF and Licensee jointly own all rights to certain inventions and technical information relating to modular knee implant systems that are described in the “Licensed Patents,” as defined below;
WHEREAS, the University of Florida Board of Trustees (“University”) and Licensee entered into that certain Mutual Confidential Disclosure Agreement, dated as of December 7, 2004, and that certain Addendum to Confidentiality and Non-Disclosure Agreement, dated as of January 10, 2005 (with the addition of Dr. Scott Banks as a party), which will be collectively referred to herein as the “Non-Disclosure Agreement”;
WHEREAS UFRF is willing to grant a license to Licensee under the Licensed Patents, and Licensee desires a license under all of them.
WHEREAS, the University and Licensee have entered into that certain Research Agreement, effective as of February 10, 2005, (as amended, the “Research Agreement”), concerning the development of design concepts for modular knee implant systems suitable for implantation using robotically assisted minimally invasive surgical techniques.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:
Section 1 Definitions
1.1	An “Affiliate” of a party shall mean an entity directly or indirectly controlling, controlled by or under common control with that party, where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter during the term of this Agreement; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

1.2	“Enabling Technology” shall mean all the proprietary technology and information known by the Inventors while employed by the UF Entities, on or before the Effective Date, reasonably necessary to practice under or otherwise derive the benefits of the Licensed Patents but not disclosed in the Licensed Patents, including but not limited to, information, techniques, biological materials, methods of manufacture, methods of use, and the like, all only to the extent they exist or have been developed on or before the Effective Date.

1.3	“Improvements” shall mean any modification of an invention described in the Licensed Patents made by the Inventors during the term beginning on the effective date of the Research Agreement and ending at the conclusion of the New Contract

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Period as described in the Amendment to the Research Agreement (attached hereto as Appendix B) which, if unlicensed, would infringe one or more claims of the Licensed Patents.

1.4	“Intellectual Property Rights” shall mean individually and collectively all patents, patent applications and inventions, copyrights, Improvements, discoveries, and/or technical information, including without limitation software, know-how, documentation, plans, drawings, and data, whether patentable or copyrightable or not, and all renewals and extensions thereof.

1.5	“Inventors” shall mean [***] and [***] , and any student assistant under the Research Agreement, including, without limitation [***] , during the respective terms of their employment by the University of Florida.

1.6	“Licensed Field” means [***], including, without limitation, the fields of [***] .

1.7	“Licensed Patents” shall refer to and mean all of the following patents and patent applications: [***]; and all U.S. and foreign patent applications claiming priority to these applications or disclosing or claiming any Improvements, including without limitation divisional, continuation, and reissue applications and any patent(s)/patent application(s) claiming inventions resulting from the Research Agreement, whether or not such inventions are Improvements.

1.8	“Licensed Process” shall mean (a) any process that is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which such process is practiced, or (b) any process that employs or was discovered by UFRF or Licensee employing Enabling Technology, anywhere in the world.

1.9	“Licensed Product” shall mean an apparatus, article of manufacture, composition of matter, or device, or part thereof,
(a)	the manufacture or sale of which would, but for licenses granted pursuant to this Agreement, infringe one or more issued and valid claims of any unexpired and enforceable Licensed Patents;

(b)	that is made by a process that would, but for licenses granted pursuant to this Agreement, constitute infringement of one or more issued and valid claims of any of the unexpired and enforceable Licensed Patents; or

(c)	that, in its intended manner of use or operation, performs a process, which would, but for licenses granted pursuant to this Agreement, constitute infringement of one or more issued and valid claims of any of the unexpired and enforceable Licensed Patents.
1.10	“Licensed Territory” shall be the entire world.

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.11	“Net Sales” shall mean the amount invoiced on sales (regardless of uncollectible accounts) of Licensed Product and/or services using Licensed Processes after deducting, if not already deducted in the amount invoiced:
•	Trade and/or quantity discounts

•	Credits on returns, recalls, allowances

•	Commissions paid (but not in excess of amounts that are usual and customary in medical device industry)

•	Taxes, excises and other governmental charges, and

•	Outbound transportation, shipping, handling costs
Net Sales for a Licensed Product or Licensed Process that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoiced price to the customer of that type of Licensed Product and/or Licensed Process during the applicable calendar quarter.

1.12	“Sublicensee” shall mean any third party to whom Licensee confers the right to make, use, offer for sale, sell or import Licensed Product and/or Licensed Processes or to when any consensual transfer of any rights under Intellectual Property Rights occurs.

1.13	“UF Entities” refers to the UFRF and the University of Florida.
Section 2 Grant
2.1	License Under Licensed Patents.
2.1.1	UFRF hereby grants to Licensee and its Affiliates an exclusive (even as to University), worldwide, fully transferable, sublicensable, irrevocable, non-terminable (except under the terms of Section 9) and cost-free (except for the Royalty and other remuneration provisions as provided for in Section 4 hereof) license, continuing uninterrupted for the life of the Licensed Patents in the Licensed Territory to make, have made, use, offer for sale, import and sell Licensed Products and/or Licensed Processes claimed in the Licensed Patents for the Licensed Field.

2.1.2	Notwithstanding the grant of exclusive license, UFRF reserves to itself and the University of Florida the right to make, have made and use inventions claimed in the Licensed Patents solely for their internal, research, clinical (including, but not limited to patient care at Shands Teaching Hospital and University of Florida patient care facilities), and educational purposes. In addition, UFRF reserves to itself, as well as to the University of Florida and to all non-profit research institutions, the right to use inventions claimed in the Licensed Patents solely for their internal, research and educational purposes and to meet all applicable government requirements governing the use of such inventions.

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

2.2	License For Enabling Technology. UFRF hereby grants to Licensee and its Affiliates a non-exclusive, license, in the Licensed Territory and the Licensed Field under the all Intellectual Property Rights (other than patent rights) in the Enabling Technology to make, have made, use, offer for sale, copy, disclose, and sell Licensed Products and/or Licensed Processes. Upon request of Licensee, UFRF will deliver, or caused to be delivered, any Enabling Technology within the possession of the Inventors.

2.3	Sublicense.
2.3.1	Licensee may grant under the licenses granted in this Agreement written, sublicenses to third parties. The scope of the sublicenses may not exceed the scope of the licenses granted in this Agreement and must terminate upon termination of this Agreement.

2.3.2	In respect to Licensed Products and/or Licensed Processes sold by Sublicenses pursuant to a sublicense granted by Licensee under Section 2.3.1, Licensee shall be responsible for payment to UFRF of an earned royalty equal to the earned royalty that Licensee would have been required to pay to UFRF pursuant to Section 4.1 had Licensee sold Licensed Products sold by such Sublicensee. Licensee may retain any earned royalties paid by Sublicensee in excess of this amount.

2.3.3	Licensee shall provide UFRF with an unredacted copy of each sublicense agreement and any agreement which transfers intellectual property rights granted hereunder, within thirty (30) days after execution of the sublicense agreement.
Section 3 Commercialization
3.1	Licensee has no obligation to commercialize the technology relating to any of the Licensed Patents.
Section 4 Payments
4.1	Earned Royalties
4.1.1	Royalty on Licensed Patents. Licensee will, in accordance with the terms and conditions of this Agreement and for so long as this Agreement is in effect, pay to UFRF an earned royalty calculated as [***] percent ([***]%) of Net Sales by Licensee or its Sublicensee of Licensed Products, the sale of which by Licensee or its Sublicensee, would, if not for this Agreement, infringe a valid claim of an unexpired, granted patent included in the Licensed Patents. The royalty is deemed earned as of the earlier of the date the Licensed Product is sold and paid for, the date an invoice is sent by Licensee or its Sublicensee(s), or the date a Licensed Product is transferred to a third party for any promotional reasons.

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

4.1.2	Royalties payable pursuant to Section 4.1.1 shall not be additive for any given unit of Licensed Product. Payment of an earned royalty pursuant to this Section 4.1.1 on a Licensed Product exhausts throughout the world all patent and other rights of UFRF and its Affiliates under the Licensed Patents and Enabling Technology as to the particular Licensed Product and/or Licensed Processes.

4.1.3	Reduction of Earned Royalty.
(a)	In the event that licenses from third parties are required by Licensee in order to make have made, use, sell, offer to sell or import any particular Licensed Product and/or Licensed Process and cumulative royalties owed by Licensee to all parties (including UFRF) on any Licensed Product and/or Licensed Process exceeds [***]% of Net Sales then UFRF agrees to a reduction in the royalty rate under the following terms and conditions:
i)	UFRF shall be notified in writing 30 days in advance of any in-licensing Agreement relating to the Licensed Products and/or Licensed Processes.

ii)	Net Sales must be received by licensee before the actual reduction in royalties paid to UFRF is applied:

iii)	the royalty reduction will only apply to third party technology that is in-licensed, integrated into the final product, and sold to the customer (complete device). Royalties on unaffected products will not be reduced.

iv)	the royalty for the affected product will be reduced by no more than [***] percent ([***]%) per in-licensing occurrence.

v)	the total reduction in the royalty resulting from all occurrences of in-licensing (section i through iv above) shall not exceed [***]% of the original royalty specified in Section 4.1.1 of this Agreement.

vi)	Royalties from sublicenses will pass-through to UFRF at the same Royalty Rate specified in this Agreement. Company is free to negotiate and collect a higher Royalty Rate from sublicenses.
4.2	Accounting for Payments.
4.2.1	Payment of Earned Royalties. Amounts owing to UFRF under Section 4.1 shall be paid on a quarterly basis, with such amounts due to UFRF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. All amounts owing to UFRF pursuant to this agreement which remain unpaid more than sixty (60) days after they are due to UFRF shall accrue interest at

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

the rate of 1.5% per month. However, in no event shall this interest provision be construed as a grant of permission for any payment delays. Licensee shall also be responsible for repayment to UFRF of any attorney, collection agency, or other out-of-pocket UFRF expenses required to collect overdue payments due from this Section 4.2.1 or any other applicable section of this Agreement.

4.2.2	Payment Address. Except as otherwise directed, all amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the following address:

University of Florida Research Foundation, Inc. 223 Grinter Hall PO Box 115500 Gainesville, Florida 32611-5500 Attention: Business Manager
All royalties owing with respect to Net Sales stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation — Value of Foreign Currencies on the day preceding the payment.

4.2.3	Royalty Report. A certified full accounting statement showing how any amounts payable to UFRF under Section 4.1 have been calculated shall be submitted to UFRF on the date of each such payment. In addition to being certified, such accounting statements shall contain a written representation signed by an executive officer of Licensee that states that the statements are true, accurate, and fairly represent all amounts payable to UFRF pursuant to this Agreement. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix A of this Agreement. In the event no payment is owed to UFRF, an accounting demonstrating that fact shall be supplied to UFRF.

4.2.4	Withholding of Taxes. UFRF is exempt from paying income taxes under U.S. law. Therefore, all payments of royalties due under this Agreement shall be made without deduction for, or withholding of any taxes, assessments, or other charges of any kind which may otherwise be imposed by any government outside of the United States, or any political subdivision of such government, on UFRF with respect to any amounts payable to UFRF pursuant to this Agreement. Licensee will not seek reimbursement from UFRF, and UFRF has not obligation under this Agreement, to reimburse Licensee for, any such taxes, assessments, or other charges paid by Licensee.
Section 5 Representations, Warranties and Disclaimers
5.1	UFRF represents and warrants that, except as otherwise provided under Section 17.1 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents and Enabling Technology, or otherwise has the right to grant the licenses granted to Licensee in this Agreement. UFRF further represents and warrants

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

that it possesses the authority and necessary rights to make the grants of license to Licensee in Sections 2.1 and 2.2.

5.2	UFRF further represents and warrants that neither it nor the University has granted, or will grant during the term of this Agreement, to any other party any licenses under the Licensed Patents for the Licensed Field and Licensed Territory.

5.3	UFRF further represents and warrants that to the best of its knowledge UFRF has not intentionally omitted from the Licensed Patents any inventions owned or licensable by the UF Entities, invented, in whole or in part, by [***] and/or [***] and directed to [***] before the Effective Date (each, if any, a “Omitted Invention”). As Licensee’s sole and exclusive remedy for UFRF’s omission of an Omitted Invention, UFRF covenants that should UFRF discover an Omitted Invention after the Effective Date, each and every such Omitted Invention shall automatically be included as a Licensed Patent under this Agreement at no additional consideration. In accordance with Section 2.1.1 or this Agreement, any inventions resulting from the Research Agreement, whether or not Improvements, shall automatically be included as Licensed Patents under this Agreement at no additional consideration.

5.4	Nothing in this Agreement shall be construed as:
5.4.1	a warranty or representation by UFRF as to the validity or scope of any right included in the Licensed Patents;

5.4.2	a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

5.4.3	an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

5.4.4	an obligation to furnish any know-how not provided in Licensed Patents or any services other than those specified in this Agreement; or

5.4.5	a warranty or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by Licensee.
5.5	Each of the undersigned signatories, executing on behalf of UFRF and Licensee, represents and warrants that (a) the execution and delivery of, and compliance with, this Agreement has been duly authorized by their respective entities, (b) such signatory has actual necessary legal authority to bind such entities to the terms of this Agreement and the transactions contemplated herein, and (c) this Agreement shall, by its terms, bind each of such entities to the provisions and covenants set forth herein.
5.6	EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND EXTENDS NO

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. UFRF ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.
Section 6 Record keeping
6.1	Licensee and its Sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee’s and its Sublicensee(s)’s accounting referred to above, including without limitation, inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than six years after they are created, both during and after the term of this Agreement.

6.2	UFRF shall have the right to inspect the books and records of Licensee no more than once per year by retaining a certified public accounting firm, paying for the expenses, giving reasonable notice of such inspection to Licensee, and agreeing and causing such accounting firm to agree to maintain the confidentiality of any non-public information learned as a result of such inspection. In the event that any such audit results in a finding that Licensee has underpaid UFRF by more than five percent (5%) (i.e, that the actual amount that should have been paid to UFRF is more than 5% greater than the amount actually paid) then in addition to any other payments due hereunder, Licensee shall be required to pay for the costs incurred by UFRF in conducting such audit and for the costs of an audit conducted with respect to the subsequent year’s royalties.

6.3	At any time during the term of this agreement, but no more frequently than once a year, UFRF may request in writing that Licensee verify the calculation of any past payments owed to UFRF through the means of a self-audit. Within ninety (90) days of the request, Licensee shall complete a self-audit of its books and records to verify the accuracy and completeness of the payments owed. Within thirty (30) days of the completion of the self-audit Licensee shall submit to UFRF a report detailing the findings of the self audit and the manner in which it was conducted in order to verify the accuracy and completeness of the payments owed. If Licensee has determined through its self-audit that there is any payment deficiency, Licensee shall pay UFRF the deficiency along with applicable interest under Section 4.2.1 with the submission of the self-audit report to UFRF.
Section 7 Prosecution of Licensed Patents
7.1	Prosecution.

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

7.1.1	Licensee will have the sole right, but not the obligation, to file, prosecute, control prosecution of, and maintain the Licensed Patents using counsel of its choice. UFRF will execute, and will take reasonable actions to obtain the cooperation of its respective employees in executing, all papers reasonably required to enable Licensee to file, prosecute, and maintain such Licensed Patents.

7.1.2	Licensee may, at its sole option, give control to UFRF to prosecute and/or maintain any one or more of the Licensed Patents using counsel of its choice with approval by Licensee. Should UFRF be given and take control and responsibility for prosecution and/or maintenance of any such Licensed Patents and decide to give up such control and responsibility, or decide to abandon such Licensed Patents with the intent not to continue examination of the claimed invention in another patent application, UFRF must give Licensee reasonable notice of its intentions and take all reasonable steps to cooperate with Licensee and to transfer to Licensee control of such Licensed Patents without loss of rights.

7.1.3	Licensee will, upon request by UFRF, provide UFRF with copies of any patent application, amendment, or communication sent to or received from the United States Patent and Trademark Office and foreign patent offices.
7.2	Payment of Prosecution and Maintenance Costs.
7.2.1	Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Licensed Patents shall be the responsibility of the party having control and responsibility for such Licensed Patents.
7.3	Renunciation of License. Licensee may give up its license with respect to any one or more Licensed Patents by giving at least sixty (60) days written notice to UFRF of its intention to do so. Licensee will remain liable for any prosecution and maintenance costs incurred prior to giving up its license, but will have no further rights or obligations under this Article 7 with respect to the particular Licensed Patent.
Section 8 Infringement and Invalidity
8.1	Each party shall inform the other promptly in writing of any alleged infringement of the Licensed Patents by a third party within the Licensed Field and of any available evidence thereof.
8.2	During the term of this Agreement, Licensee shall have the right, but shall not be obligated, to prosecute in good faith and at its own expense any such infringements of the Licensed Patents. If Licensee files suits to complain of any such infringement, UFRF agrees that Licensee may include UFRF as a co-plaintiff in any such suit, without expense to UFRF. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UFRF, which consent shall not unreasonably be withheld. Licensee shall indemnify UFRF against

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

any order for costs, attorney’s fees or judgments on third party claims arising out of enforcement of the patent that may be made against UFRF in such proceedings. Nothing in this Agreement expressly or implicitly authorizes Licensee to grant licensees under the Licensed Patents within the Licensed Field and Licensed Territory, or obligates Licensee to grant sublicenses to settle any infringement claim.

8.3	If within six (6) months after having been notified of any alleged infringement, Licensee is unsuccessful in persuading the alleged infringer to desist, and either has not brought and is not diligently prosecuting an infringement action, or if Licensee notifies UFRF at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, UFRF shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patents. UFRF may, for such propose, name Licensee as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit, in which the patent in suit is admitted to being invalid or unenforceable or, by which UFRF receives non-monetary consideration, may be entered into without the consent of Licensee, which consent shall not unreasonably be withheld.

8.4	In the event that Licensee undertakes enforcement of the Licensed Patents by litigation, any recovery of damages (but not attorney’s fees) by Licensee for any such suit shall be applied first in the satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit, and next toward reimbursement of UFRF for any unreimbursed legal fees and expenses. The balance remaining from any such recovery shall be divided between Licensee and UFRF with [***]% for Licensee and [***]% for UFRF.

8.5	In the event that UFRF undertakes enforcement of the Licensed Patents by litigation, any recovery of damages (but not attorney’s fees) by UFRF for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of UFRF relating to the suit, and next toward reimbursement of Licensee for any unreimbursed legal fees and expenses. The balance remaining from any such recovery shall be divided between Licenses and UFRF with [***]% for Licensee and [***]% for UFRF.

8.6	In any infringement suit that one party institutes to enforce the Licensed Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

8.7	In the event a declaratory judgment action alleging invalidity or noninfringement of any of the Licensed Patents shall be brought against Licensee, UFRF, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene at its own expense.

8.8	In the event Licensee contests the validity of any Licensed Patents, Licensee shall continue to pay royalties and make other payments pursuant to this Agreement with

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.
Section 9 Term and Termination
9.1	The term of this license shall begin on the Effective Date of this Agreement and continue until the expiration of all patents included in the Licensed Patents, unless terminated earlier as provided below.

9.2	Licensee may terminate this Agreement at any time by giving at least sixty (60) days written notice of such termination to UFRF.

9.3	UFRF may terminate this Agreement by giving Licensee at least thirty (30) days written notice if Licensee fails to make any payment due under Section 4.1.1 within 30 days of the payment due date or knowingly provides any material false report. Termination under this Section 9.3 will take effect 30 days after written notice by UFRF unless Licensee cures the breach in that 30-day period, provided however that Licensee’s reliance on the cure provision of this Section 9.3 more than three (3) times in any calendar year for amounts properly due and owing shall be grounds for immediate termination at the sole discretion of UFRF upon written notice to Licensee.

9.4	Upon the termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee shall remain obligated to provide an accounting for and to pay royalties earned prior to the date of termination. Licensee may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall remain obligated to provide an accounting for and to pay royalties thereon. The following sections will also survive termination and continue in effect:
Section 10 Assignment
10.1	This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UFRF, except in connection with the sale of substantially all of the assets of the Licensee’s business relating to this Agreement. Licensee may, however, assign its rights under the licenses of Section 2.3 without the consent of UFRF. This Agreement is assignable to any division of Licensee, any majority stockholder of Licensee, and/or any subsidiary of Licensee in which 51 percent of the outstanding stock or other controlling interest is owned by Licensee. If there is an assignment of rights, a contemporaneous delegation is deemed to have occurred, and the assignee is deemed to have assumed the assignor’s performance obligations in favor of the nonassigning party.
10.2	This Agreement binds and benefits the parties and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Section 11 Dispute Resolution Procedures
11.1	Mandatory Procedures. In the event either party intends to file a lawsuit against the other with respect to any matter in connection with this Agreement, compliance with the procedures set forth in this Section shall be a condition precedent to the filing of such lawsuit, other than for injunctive relief. Either party may terminate this Agreement as provided in this Agreement without following the procedures set forth in this section.
11.1.1	When a party intends to invoke the procedures set forth in this section, written notice shall be provided to the other party. Within thirty (30) days of the date of such notice, the parties agree that representatives designated by the parties shall meet at mutually agreeable times and engage in good faith negotiations at a mutually convenient location to resolve such dispute.

11.1.2	If the parties fail to meet within the time period set forth in section 11.1.1 above or if either party subsequently determines that negotiations between the representatives of the parties are at an impasse, the party declaring that the negotiations are at an impasse shall give notice to the other party stating with particularity the issues that remain in dispute.

11.1.3	Not more than 15 days after the giving of such notice of issues, each party shall deliver to the other party a list of the names and addresses of at least three individuals, any one of whom would be acceptable as a neutral advisor in the dispute (the “Neutral Advisor”) to the party delivering the list. Any individual proposed as a Neutral Advisor shall have experience in determining, mediating, evaluating, or trying intellectual property litigation and shall not be affiliated with the party that is proposing such individual.

11.1.4	Within 10 days after delivery of such lists, the parties shall agree on a Neutral Advisor. If they are unable to so agree within that time, within 5 days, they shall each select one individual from the lists. Within 5 days, the individuals so selected shall meet and appoint a third individual from the lists to serve as the Neutral Advisor. Within 30 days after the selection of a Neutral Advisor:
(a)	The parties shall each provide a written statement of the issues in dispute to the Neutral Advisor.

(b)	The parties shall meet with the Neutral Advisor in Gainesville, Florida on a date and time established by the Neutral Advisor. The meeting must be attended by persons authorized to make final decisions on behalf of each party with respect to the dispute. At the meeting, each party shall make a presentation with respect to its position concerning the dispute. The Neutral Advisor will then discuss the issues separately with each party and attempt to resolve all issues in the dispute. At the meeting, the parties will enter into a written settlement agreement with respect to all issues that are resolved. Such settlement agreement shall

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

be final and binding with respect to such resolved issues and may not be the subject of any lawsuit between the parties, other than a suit for enforcement of the settlement agreement.
11.1.5	The expenses of the neutral advisor shall be shared by the parties equally. All other out-of-pocket costs and expenses for the alternative dispute resolution procedure required under this Section shall be paid by the party incurring the same.

11.1.6	Positions taken and statements made during this alternative dispute resolution procedure shall be deemed settlement negotiations and shall not be admissible for any purpose in any subsequent proceeding.
11.2	Failure to Resolve Dispute. If any issue is not resolved at the meeting with the Neutral Advisor, either party may file appropriate administrative or judicial proceedings with respect to the issue that remains in dispute. No new issues may be included in the lawsuit without the mandatory procedures set forth in this section having first been followed.

11.3	Survival. The provisions of this Section shall survive termination of this Agreement.
Section 12 Product Liability; Conduct of Business
12.1	Licensee and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the University of Florida, and each of their directors, officers, employees, and agents, and the inventors of the Licensed Patents, regardless of whether such inventors are employed by the University of Florida at the time of the claim, harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, whether arising from a third party claim or resulting from UFRF’s enforcement of this indemnification clause against Licensee, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, comsumption, marketing, or advertisement of Licensed Products or Licensed Process(es) or arising from any right or obligation of Licensee hereunder, except, however, to the extent such liability arises out of the gross negligence, reckless or willful misconduct of any of the University Entities. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend UFRF’s, the Florida Board of Governors’, the University of Florida Board of Trustees’, the University of Florida’s and the inventor’s Interests.
12.2	Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in producing, manufacturing, clinical trials, selling, marketing, using, leasing, consuming, or advertising the products subject to this Agreement and that such insurance coverage includes UFRF, the Florida Board of Governors, the University of Florida Board of Trustees, the

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

University of Florida, and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to UFRF that the coverage is being maintained with UFRF, the University of Florida, and its inventors included as additional insureds. In addition, Licensee shall provide UFRF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.
Section 13 Use of Names
13.1	Licensee and its Sublicensee(s) shall not use the names of UFRF, or of the University of Florida, nor of any of either institution’s employees, agents, or affiliates, nor the name of any inventor of Licensed Patents, nor any adaptation of such names, in any sales promotion, advertising, or any other form of publicity without the prior written approval of UFRF in each case, except that Licensee may state that it has received a license from UFRF under one or more of the patents and/or applications comprising the Licensed Patents.
Section 14 Miscellaneous
14.1	This Agreement shall be construed in accordance with the internal laws of the State of Florida.

14.2	The parties hereto are independent contractors and not joint venturers or partners.

14.3	Licensee shall ensure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. §287, with respect to all Licensed Products subject to this Agreement.

14.4	This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

14.5	Licensee shall not grant a direct security interest in any of the Intellectual Property Rights granted hereunder to any third party absent prior written approval of UFRF. For avoidance of doubt, Licensee’s grant of a general security interest in the assets of Licensee (without specific reference to the Intellectual Property Rights) shall not constitute a grant implicating the approval requirement of this Section 14.5.

14.6	Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

such items may require a license from the cognizant agency of the U.S. Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. UFRF neither represents that a license is or is not required or that, if required, it shall be issued.

14.7	Licensee is responsible for any and all wire/bank fees associated with all payments due to UFRF pursuant to this agreement.

14.8	Waivers. The parties may waive this Agreement only by a writing executed by the party or parties against whom the waiver is sought to be enforced. No failure or delay in exercising any right or remedy, or in requiring the satisfaction of any condition, under this Agreement, and no act, omission or course of dealing between the parties, operates as a waiver or estoppel of any right, remedy or condition. A waiver made in writing on one occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver on any future occasion or against any other Person.

14.9	Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force, if the essential terms and conditions of this Agreement for each party remain valid, binding, and enforceable.

14.10	Captions. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only, do not constitute a part of this Agreement, and do not affect this Agreement’s construction or interpretation.

14.11	Further Assurances. Each party and its officers and directors shall use all commercially reasonable efforts to take, or cause to be taken, all further actions necessary or desirable to carry out the purposes of this Agreement provided that all reasonable out of pocket costs or expenses associated therewith shall be borne by the requesting such action.
Section 15 Notices
15.1	Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given when: delivered personally; if sent by facsimile transmission, when receipt thereof is acknowledged at the facsimile number of the recipient as set forth below; the second day following the day on which the notice has been delivered prepaid to a national air courier service; or five (5) business days following deposit in the U.S. mail if sent certified mail, return receipt requested:

If to the University of Florida Research Foundation, Inc.:

President University of Florida Research Foundation, Inc.

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

223 Grinter Hall
University of Florida
Post Office Box 115500
Gainesville, FL 32611-5500
Facsimile Number: 352-846-0491

with a copy to:

Office of Technology Licensing
Attn: Director
308 Walker Hall
University of Florida
Post Office Box 115500
Gainesville, Florida 32611-5500
Facsimile Number: 352-392-6600
If to Licensee:

MAKO Surgical Corp.
Attention: President
2555 Davie Road
Fort Lauderdale, Florida 33317
Facsimile Number: (954) 927-0446

with a copy to:

General Counsel
MAKO Surgical Corp.
2555 Davie Road
Fort Lauderdale, Florida 33317
Facsimile Number: (954) 927-0446
Section 16 Contract Formation and Authority
16.1	No agreement between the parties shall exist unless the duly authorized representative of Licensee and the Director of the Office of Technology Transfer of UFRF have signed the document within thirty (30) days of the Effective Date written on the first page of this Agreement.

16.2	UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

16.3	Force Majeure. No default, delay, or failure to perform on the part of Licensee or UFRF shall be considered a default, delay or failure to perform otherwise chargeable hereunder, if such default, delay or failure to perform is due to causes beyond either

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

party’s reasonable control including, but not limited to: hurricanes, floods, strikes, lockouts, or inactions of governmental authorities, epidemics, war, embargoes, fire, earthquake, acts of God, or default of common carrier. In the event of such default, delay or failure to perform, any date or times by which either party is otherwise scheduled to perform shall be extended automatically for a period of time equal in duration to the time lost by reason of the excused default, delay or failure to perform.
Section 17 United States Government Interests
17.1	It is understood that if the United States Government (through any of its agencies or otherwise) has funded research during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

17.2	Licensee agrees that for Licensed Products covered by the Licensed Patents that are subject to the non-exclusive royalty-free license to the United States Government, said Licensed Products will be manufactured substantially in the United States. Licensee further agrees that it shall abide by all the requirements and limitations of U.S. Code, Title 35, Chapter 18, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal money.
Section 18 Confidentiality
18.1	All information exchanged between the parties pursuant to this Agreement will be subject to the Non-Disclosure Agreement, which Agreement is incorporated herein by reference, except that each party’s obligations with respect to any particular piece of Confidential Information shall continue a period of ten (10) years from the date of receipt of the particular piece of Confidential Information, and thereafter terminate. This Section 18 will survive termination of this Agreement.
Section 19 University Rules and Regulations
19.1	Licensee understands and agrees that University of Florida personnel who are engaged by Licensee, whether as consultants, employees or otherwise, or who possess a material financial interest in Licensee, are subject to the University of Florida’s rule regarding outside activities and financial interests set forth in Florida Administrative Code Rule 6C1-1.011, the University of Florida’s Intellectual Property Policy, and a monitoring plan which addresses conflicts of interests associated therewith. Any term or condition of an agreement between Licensee and such University of Florida personnel which seeks to vary or override such personnel’s obligations to the University of Florida may not be enforced against such personnel, the University of Florida or UFRF, without the express written consent of an individual authorized to

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

vary or waive such obligations on behalf of the University of Florida and UFRF. Furthermore, should an interest of Licensee conflict with the interests of the University of Florida, University of Florida personnel are obligated to resolve such conflicts according to the guidelines and policies set forth by the University of Florida.
[SIGNATURE PAGE FOLLOWS]

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.
/s/ David L. Day
David L. Day
Director, Office of Technology Licensing

Date: 8/16, 2007

MAKO SURGICAL CORP.
/s/ Maurice R. Ferré
Maurice R. Ferré, MD President & Chief Executive Officer

Date: 8/16, 2007

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Appendix A – UFRF Royalty Report

Licensee:________________________ **Agreement No.:**______________________
Inventor:______________________________ **P#:** **P**___________________________
Period Covered: From____/______/2______ Through: ____/______/2_______
Prepared By________________________ **Date:**______________________
Approved By:_______________________ **Date:**______________________

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type: ☐ **Single Product Line Report** ___________________

☐ **Multiproduct Summary Report.** Page 1 of _____ Pages

☐ **Product Line Detail. Line:**___ **Tradename:**___ **Page:**____

Report Currency: ☐ **U.S. Dollars** ☐ **Other**__________________

Country	Unit Sales	Gross $$ Sales	*Less: Allowances	Net $$ Sales	Royalty Rate	Period Royalty Amount This Year	Period Royalty Amount Last Year
U.S.A.							
Canada							
Europe:

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Total Royalty:	Conversion Rate:	Royalty in U.S. Dollars: $
The following royalty forecast is non-binding and for UFRF’s internal planning purposes only:
Royalty Forecast Under This Agreement: Next Quarter:       Q2:      Q3:       Q4:

* On a separate page, please indicate the reasons for returns or other adjustments if significant.
Also note any unusual occurrences that affected royalty amounts during this period.
To assist UFRF’s forecasting, please comment on any significant expected trends in sales volume.

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Appendix B — Amendment in Research Agreement
[as attached]

[***] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.